UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FUTURELAND CORP.

(Exact name of registrant as specified in its charter)

Colorado	20-2583185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

FutureLand Corp.

10901 Roosevelt Blvd Suite 1000c
St. Petersburg, FL 33716

(Address of principal executive offices)

 (727) 474-0221

(Registrant’s telephone number, including area code)

2016 EXECUTIVE, CONSULTING AND EMPLOYEE STOCK COMPENSATION PLAN

(Full title of the plan)

Cameron Cox, CEO

FutureLand Corp.

10901 Roosevelt Blvd Suite 1000c
St. Petersburg, FL 33716

727-498-8514

(Telephone number, including area code, of agent for service.)

Copy To:

Craig A. Huffman, Esq.

13046 Race Track Road Tampa, FL 33626

Telephone: 888-914-4144 Facsimile: (888) 783-4712

Email:  Craig@securuslawgroup.com

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE

Common Stock no par value (1)	40,000,000	$0.013 (2)	$520,000.00	52.36
Common Stock no par value (3)	10,000,000	$0.013 (2)	$130,000.00	$13.10
TOTALS	50,000,000		$650,000.00	$65.46

(1) These shares are offered under awards to be granted under the 2016 Executive, Consulting and Employee Stock Compensation Plan.

(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457 under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low sale price per share of Common Stock of FutureLand Corp. listed on the OTCQB Sheets as of September 28, 2016, a date within five business days prior to the filing of this registration statement.

(3) These shares are issuable upon exercise of options to be granted under the 2016 Executive, Consulting and Employee Stock Compensation Plan

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

(a)  General Plan Information

(1)  The title of the Plan is the “FutureLand Corp. Executive, Consulting and Employees and Compensation Plan”.  This plan applies solely to common stock of FutureLand Corp. which is being issued to Executives, Employees and Consultants, including members of the Board of Directors, in payment for services to be rendered to the Company.

(2)  The nature of the plan is to enable FutureLand Corp. to obtain and pay for employment and consultant services with common stock instead of cash.

(3)  The plan is not subject to any provision of the Employee Retirement Income Security Act of 1974.

(4)  A plan participant may obtain additional information about the plan and its administrator from Cameron Cox CEO of FutureLand Corp.  Mr. Cameron Cox’s address is at FutureLand, Corp. 10901 Roosevelt Blvd Suite 1000c Saint Petersburg, FL 33716 and telephone at that address is 727-474-0221

(b)  Securities to be Offered

FutureLand Corp.’s common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(c)  Individuals Who May Participate in the Plan

The following class of individuals may participate in the plan:

1.)	Executive Officers
2.)	Employees
3.)	Contracted Parties for Services

3.)  Consultants, including board members

(d)  Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

(1) FutureLand Corp. is anticipating the payment of compensation of employees and consultants by issuance of 50,000,000 shares of its common stock in exchange for services.

 (2)  Services rendered by the employee or consultant, shall be deemed payment for the shares.

 (3)  Not applicable.

(4)  FutureLand Corp. does not make any contribution to the plan on behalf of the employee.

(5)  FutureLand Corp. will, upon written or oral request, provide a written report to the employee of the number of shares purchased on the fee payment date.

(6)  The common stock will be issued by FutureLand Corp., who will not pay any fees, commissions or other charges, other than ordinary transfer agent’s fees.

(e)  Resale Restrictions

There are no restrictions on resale of the common stock purchased under the plan.

(f)  Tax Effects of Plan Participation

FutureLand Corp. is required to withhold any federal and state income taxes and employee participant’s social security and Medicare contributions from compensation. Normally, there is no income tax, social security or Medicare withholding requirement for independent consultants, including board members. The Company is to provide the employee-participant with the number of shares an employee-participant is eligible to purchase on any compensation payment date. The employee shall be solely responsible for payment of applicable federal and state taxes computed on income and social security and Medicare contributions. The Company is to provide the employee-participant with a computation of federal and state taxes, and social security and Medicare contributions on all shares eligible to purchase by the employee-participant on any compensation date.  It is the employee-participant’s responsibility to reimburse the Company for any federal and state tax withholding no later than the due date for the payment of withholding taxes by the Company. Any gain or loss on the sale of the common stock, as compared to the tax basis, will be short or long term capital gain, as appropriate. The employee’s tax basis for the common stock will be the greater of the market value of the shares on the date of issue or the value pursuant to the Employment Agreement.

(g)  Investment of Funds

Not applicable.

(h)  Withdrawal from Plan; Assignment of Interest

Not applicable.

(i)  Forfeitures and Penalties

Not applicable.

(j)  Charges and Deductions and Liens Therefore

Not applicable

Item 2. Registrant Information and Employee Plan Annual Information.

A participant in the plan, upon written or oral request, may obtain without charge once annually the documents incorporated by reference in Item 3 of Part II of this registration statement, and those documents are incorporated by reference in a Section 10(a) prospectus.  Participants in the plan, upon written or oral request, may obtain without charge once annually the documents identified in rule 428(b) under the Securities Act of 1933, as amended.  Any such request should be made to FutureLand, Corp. 10901 Roosevelt Blvd Suite 1000c Saint Petersburg, FL 33716 and telephone at that address is 727-474-0221

.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement; and, all documents subsequently filed by FutureLand Corp. pursuant to Sections 13(a), 13(c) and 14 of the Securities Exchange Act of 1934, as amended, prior to filing a post-effective which indicates that all securities offered by this registration statement have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such document.

(a)  FutureLand Corp.’s (FutureLand Properties LLC) latest annual report for the fiscal year ended December 31, 2015 filed April 14, 2016 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act"). File No.000-53377

(b)  All other reports filed by FutureLand Corp. pursuant to Section 13(a) of the Exchange Act including the registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2016, as filed with the SEC on May 23, 2016, File No.000-53377

(c)  The description of common stock contained in FutureLand Corp.’s latest quarterly report ended June 30, 2016, filed on 08/22/2016, Commission File No.000-53377.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

FutureLand Corp. will rely on the opinion of Craig A. Huffman, Esq. of Tampa, Florida for an opinion regarding the legality of the common stock issued pursuant to the plan.  Mr. Huffman is not currently a stockholder of FutureLand Corp. common stock, however, he may be compensated for past services to the Company in such shares as offered under the plan.

The financial statements of FutureLand Corp. contained in reports incorporated by reference herein have been included in such reports in reliance on the report of Turner, Stone & Company of Dallas, TX, an independent registered certified public accounting firm, given on the authority of such firm as experts in auditing and accounting.

Item 6.  Indemnification of Directors and Officers.

Colorado corporate law and FutureLand Corp.’s bylaws, in general, authorize FutureLand Corp. to indemnify its officers, directors and controlling persons, and any person serving at its request as an officer or director, against damages and loss if he or she acted in good faith and in a manner which he or she believed to be in, or not opposed to, the best interest of FutureLand Corp.  In the event, however, that such person is adjudged liable to the corporation, he or she will not be entitled to indemnification.  Furthermore, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director of FutureLand Corp.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of FutureLand Corp. pursuant to the foregoing provisions, or otherwise, FutureLand Corp. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, FutureLand Corp. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description

5	Opinion of Craig A. Huffman, Esq. re: legality
10.E	Executive, Consultant and Employees Stock Compensation Plan, dated August 15th, 2016
23.1	Consent of Craig A. Huffman, Esq., included in Exhibit 5.1
23.2	Consent of Turner, Stone & Company, Independent Accountants

Item 9.  Undertakings

The undersigned registrant undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of the Securities Act of 1933) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, the undersigned registrant shall treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of the Securities Act of 1933);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d) The undersigned registrant will provide to any underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g) That, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the undersigned registrant relies on Rule 430B (§230.430B of the Securities Act of 1933):

(i) Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of the Securities Act of 1933) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of the Securities Act of 1933) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the undersigned registrant and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the undersigned registrant is subject to Rule 430C (§230.430C of the Securities Act of 1933), each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, FutureLand Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Pinellas Park, Florida this October 05, 2016.

FutureLand Corp.

By: /s/ Cameron Cox

Cameron Cox, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature and Name:	Capacity in which signed:	Date:

/s/ Cameron Cox	Chief Executive Officer	October 05, 2016
Cameron Cox